Schedule A

Fund / Class	Annual Limit	Effective Date*
Ziegler Senior Floating Rate Fund
Class A	0.99%	March 27, 2020
Class C	1.74%	March 27, 2020
Class C	0.74%	March 27, 2020

*The Annual Limits for the share classes of the Ziegler Senior Floating Rate Fund have been continuously in effect since February 23, 2016.

Fund / Class	Annual Limit	Effective Date
Ziegler Piermont Small Cap Value Fund
Institutional Class	0.90%	July 20, 2020
Investor Class	1.15%	July 20, 2020

Fund / Class	Annual Limit	Effective Date
Ziegler FAMCO Hedged Equity Fund
Institutional Class	1.15%	December 21, 2020
Investor Class	1.40%	December 21, 2020